Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	September 26, 2011

Berkshire Hathaway Authorizes Repurchase Program

Omaha, NE (NYSE: BRK.A; BRK.B)—Our Board of Directors has authorized Berkshire Hathaway to repurchase Class A and Class B shares of Berkshire at prices no higher than a 10% premium over the then-current book value of the shares. In the opinion of our Board and management, the underlying businesses of Berkshire are worth considerably more than this amount, though any such estimate is necessarily imprecise. If we are correct in our opinion, repurchases will enhance the per-share intrinsic value of Berkshire shares, benefiting shareholders who retain their interest.

Berkshire plans to use cash on hand to fund repurchases, and repurchases will not be made if they would reduce Berkshire’s consolidated cash equivalent holdings below $20 billion. Financial strength and redundant liquidity will always be of paramount importance at Berkshire.

Berkshire may repurchase shares in open market purchases or through privately negotiated transactions, at management’s discretion. The repurchase program is expected to continue indefinitely and the amount of purchases will depend entirely upon the levels of cash available, the attractiveness of investment and business opportunities either at hand or on the horizon, and the degree of discount from management’s estimate of intrinsic value. The repurchase program does not obligate Berkshire to repurchase any dollar amount or number of Class A or Class B shares.

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This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as “expect,” “believe” or “plan,” by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements, including with respect to the duration of the repurchase program. We do not undertake to update our forward-looking statements.

Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

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Contact

Marc D. Hamburg

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